EXHIBIT 16.1

RBSM LLP
NEW YORK, NEW YORK

September 6, 2019

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Better Choice Company, Inc.  (the “Company”) SEC Form 8-K/A dated July 23, 2019, and are in agreement with the statements relating only to RBSM LLP  contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/s/ RBSM LLP